Exhibit 10.9

FIRST AMENDMENT OF ANHEUSER-BUSCH COMPANIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated as of March 1, 2003)

In accordance with the provisions of Section 20 of the Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan (the "Plan") and the resolution adopted by the Compensation Committee of the Board of Directors of Anheuser-Busch Companies, Inc. on September 25, 2007, the Plan is amended in the manner set forth below.

Section 1(h) of the Plan is hereby amended to read as follows, effective for Participants who terminate employment on or after September 26, 2007:

    (h)    "Eligible Earnings" means, for any calendar year, the sum of the employee's annual base salary as of January 1 of such year plus the bonus earned during the prior calendar year. For purposes of computing benefits under this Plan, the Eligible Earnings to be used shall be the highest of the Eligible Earnings in the calendar year of termination or any of the four preceding calendar years. Eligible Earnings shall recognize any compensation deferred under the Executive Deferred Compensation Plan and treat such compensation as if it were not deferred. Notwithstanding anything in Section 3(c) or 3(d) to the contrary, the amount of the bonus for a calendar year includible in eligible earnings used in the benefit calculation for a Participant who terminates employment as a current or former Strategy Committee member shall be limited to two times the competitive market median bonus for that year for the position held by the Participant at that time, as determined by the Company's Executive Compensation Department and reviewed with the Compensation Committee of the Board.

IN WITNESS WHEREOF, Anheuser-Busch Companies, Inc. caused this instrument to be executed by its duly authorized officer on this 18th day of October, 2007, effective as of the date specified herein.

ANHEUSER-BUSCH COMPANIES, INC.

By:
W. Randolph Baker
Chief Financial Officer